Exhibit 4.2

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is dated as of the 14th day of March, 2011 (the “Effective Date”), by and among Greater China Intermodal Investments LLC, a limited liability company formed under the laws of the Marshall Islands (the “Company”), Seaspan Corporation, a corporation formed under the laws of the Marshall Islands (“Seaspan”), and Blue Water Commerce, LLC, a limited liability company formed under the laws of Montana (“Washington” and, together with Seaspan, the “ROFR Parties”). The Company, Seaspan and Washington are referred to herein collectively as the “Parties” and each as a “Party”.

WHEREAS, Seaspan, Washington (whose Affiliates were involved in forming Seaspan, are significant shareholders in Seaspan, and have been sources of capital and other support for Seaspan), and Greater China Industrial Investments LLC, a limited liability company formed under the laws of the Marshall Islands (“GC Industrial”), have agreed to jointly pursue through the Company certain investment opportunities in Container Vessels (defined below) used in major shipping segments strategic to the greater China region; and

WHEREAS, as a material inducement to the willingness of Seaspan and Washington to jointly pursue such investment opportunities through the Company, the Parties are entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:

1. Certain Definitions; Construction.

(a) As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by law to be closed in Hong Kong, Vancouver, British Columbia or Washington, D.C.

“Carlyle” means Carlyle Investment Management L.L.C., a Delaware limited liability company.

“Charter” means a letter of intent or definitive contract or other agreement (including any charter party agreement (including any bareboat, time, voyage or slot charter party), lease with respect to which any Company Group Member is proposed to be the lessor, or contract of affreightment) between any Company Group Member, on the one hand, and an unaffiliated third party, on the other hand (which letter of intent, contract or agreement may be subject to conditions precedent), providing for the use or other employment of any Container

Vessel and in a form that the Company is prepared to execute. “Charters” means all such letters of intent and definitive contracts and agreements.

“Company Group” means the Company, each of its direct and indirect Subsidiaries, and any other Entity in which the Company has made, directly or indirectly, an Investment.

“Company Group Member” means any member of the Company Group.

“Company Sale” means any transaction or series of related transactions as a result of which one or more Persons or group of Persons (other than GC Industrial or any of its Affiliates) acquires: (i) Interests constituting greater than fifty percent (50%) of the Interests then outstanding, whether such transaction is effected by merger, consolidation, recapitalization, sale or Transfer of the Company’s Interests or otherwise; provided that, following such transaction, neither GC Industrial nor any of its Affiliates retains the power to direct or cause the direction of the management and policies of the Company (or of any successor of the Company surviving such transaction) or (ii) assets of the Company Group representing seventy-five percent (75%) of the consolidated net asset value of the Company Group (by way of sale, license, lease or disposition of the assets of the Company Group or a sale of the equity interests of the Company Group Members or otherwise).

“Container Vessel” means an ocean-going vessel specifically constructed to transport containerized cargo.

“Container Vessel Business” means any Entity (other than any Affiliate of the Company) that owns Container Vessels which comprise more than fifty percent (50%) of such Entity’s consolidated total assets (as reflected on the most recently prepared consolidated balance sheet of such Entity). For avoidance of doubt, the opportunity to acquire one hundred percent (100%) of the equity of an Entity that owns a Container Vessel and related rights and appurtenances but essentially no other assets shall be treated as a Container Investment Opportunity in respect of a Container Vessel.

“Container Vessel Business Acquisition” means the acquisition of over fifty percent (50%) of the equity securities of any Container Vessel Business.

“Control” means, when used with respect to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

“Entity” means any corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, unincorporated association, estate or other legal entity.

“Governmental Authority” means (i) any U.S. or non-U.S. national, federal, state, county, municipal, or local government or any Entity exercising executive, legislative, judicial, regulatory, military, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii)

of this definition, or (iv) any company, business, enterprise or other Entity owned, in whole or in part, or Controlled by any government, entity, organization or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition

“Initial Public Offering” means the initial public offering of securities of the Company, any Subsidiary of the Company or any successor Entity of the Company or any of its Subsidiaries for cash pursuant to an effective registration statement under the U.S. Securities Act of 1933 or the comparable statute of any applicable jurisdiction; provided that in the event of an initial public offering of securities of any Subsidiary of the Company, the net asset value of such Subsidiary shall constitute greater than sixty percent (60%) of the consolidated total net asset value of the Company Group (as reflected on the most recently prepared consolidated balance sheet of the Company).

“Initial Operating Company” means GC Intermodal Operating Company, a Marshall Islands corporation and wholly-owned Subsidiary of the Company.

“Interest” means all of the interest of a Member in the Company (including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve) existing from time to time hereunder.

“Material Terms” with respect to any Container Investment Opportunity means the following terms: (i) ship builder or counterparty, (ii) number of ships, (iii) vessel size(s) and material specifications, (iv) delivered or contract price, (v) estimated delivery date range, (vi) acceptable charter parties, (vii) range of daily rates (gross and net) and (viii) tenor of any Charters, in each case, on a ship-by-ship basis, to the extent available, and to the extent included in the applicable ROFR Notice (or Revised ROFR Notice, if applicable).

“Member” means any initial member of the Company and any other Person that becomes a member of the Company after the date hereof in accordance with the terms of the limited liability company agreement of the Company then in effect, in each case, so long as such Person remains a member of the Company.

“Net Seaspan True-Up Vessels” means, with respect to any Container Investment Opportunity during the ROFR Period, a number of Container Vessels (which shall not be less than zero) equal to (i) the total number of Container Vessels with respect to which Seaspan previously exercised its right of first refusal by executing (or causing any of its Qualified Subsidiaries to execute) the relevant Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable), but which Container Vessels were not purchased by Seaspan or one of its Qualified Subsidiaries due to (x) the refusal or failure of the counterparty or counterparties to such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) to execute such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) with Seaspan or one of its Qualified Subsidiaries, or (y) in cases where the Negotiated Vessel Contracts or Revised Negotiated Vessel Contracts are in the form of letter(s) of intent that contemplate(s) subsequent definitive agreement(s), the counterparty’s refusal or failure to execute definitive agreement(s) that have the same Material Terms as the letter of intent and the ROFR Notice or Revised ROFR Notice, as applicable (other than due to Seaspan’s refusal, failure or unwillingness to execute such definitive agreement(s)), notwithstanding commercially reasonable efforts by Seaspan to enter into (or cause any of its Qualified Subsidiaries to enter into) such definitive agreement(s) (circumstances covered by (y), an “SSW Letter of Intent Failure”) minus (for determinations relating to any Phase II Container Investment Opportunities) (ii) the excess of (x) the total number of Seaspan ROFR Vessels for any and all previous Phase II Container Investment Opportunities that were purchased by Seaspan or its Qualified Subsidiaries, over (y) fifty percent (50%) of the aggregate number of all Container Vessels comprising all previous Phase II Container Investment Opportunities (rounded to the nearest whole number, with 0.5 being rounded up to 1), other than such Container Vessels that were not purchased by Seaspan or one of its Qualified Subsidiaries due to the refusal or failure of the counterparty or counterparties to the relevant Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) to execute such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) with Seaspan or one of its Qualified Subsidiaries or to an SSW Letter of Intent Failure. Notwithstanding anything herein to the contrary, in no event shall Net Seaspan True-Up Vessels include any Vessels not purchased by Seaspan or one of its Qualified Subsidiaries because of any refusal or failure of any counterparty to any Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts) to execute such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) with Seaspan or its Qualified Subsidiary, the stated reason for which by such counterparty was the refusal or failure of Seaspan or its Qualified Subsidiary to provide adequate credit support (as determined by such counterparty in its reasonable discretion) for the acquisition of the applicable Vessels pursuant to such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts).

“Net Washington True-Up Vessels” means, with respect to any Container Investment Opportunity during the ROFR Period, a number of Container Vessels (which shall not be less than zero) equal to (i) the total number of Container Vessels with respect to which Washington previously exercised its right of first refusal by executing (or causing any of its Qualified Subsidiaries to execute) the relevant Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable), but which Container Vessels were not purchased by Washington or one of its due to (x) the refusal or failure of the counterparty or counterparties to such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) to execute such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) with Washington or one of its Qualified Subsidiaries, or (y) in cases where the Negotiated Vessel Contracts are in the form of letter(s) of intent that contemplate(s) subsequent definitive agreement(s), the counterparty’s refusal or failure to execute definitive agreement(s) that have the same Material Terms as the letter of intent and the ROFR Notice or Revised ROFR Notice, as applicable (other than due to Washington’s refusal, failure or unwillingness to execute such definitive agreement(s)), notwithstanding commercially reasonable efforts by Washington to enter into (or cause any of its Qualified Subsidiaries to enter into) such definitive agreement(s) (circumstances covered by (y), a “Washington Letter of Intent Failure”) minus (ii) the excess of (x) the total number of Washington ROFR Vessels for any and all previous Container Investment Opportunities that were purchased by Washington or its Qualified Subsidiary over (y) twenty-five percent (25%) of the aggregate number of all Seaspan Declined Vessels for all previous Container Investment Opportunities (rounded to the nearest whole number with 0.5 being rounded up to 1), other than such Container Vessels that were not purchased by Washington or one of its Qualified Subsidiaries due to the refusal or failure of the counterparty or counterparties to the relevant Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) to execute such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) with Washington or one of its Qualified Subsidiaries or to a Washington Letter of Intent Failure. Notwithstanding anything herein to the contrary, in no event shall Net Washington True-Up Vessels include any Vessels not purchased by Washington or one of its Qualified Subsidiaries because of any refusal or failure of any counterparty to any Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts) to execute such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts where applicable) with Washington or a Qualified Subsidiary of Washington, the stated reason for which by such counterparty was the refusal or failure of Washington or its Qualified Subsidiary to provide adequate credit support (as determined by such counterparty in its reasonable discretion) for the acquisition of the applicable Vessels pursuant to such Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts).

“Person” means any individual or Entity.

“Phase II Container Investment Opportunities” means all Container Investment Opportunities for which the ROFR Notice is provided on or after August 15, 2014.

“Qualified Subsidiary” of any Person means (i) a Subsidiary of such Person of which 80% or more of the voting and equity securities or interests are owned, directly or indirectly, by such Person and (ii) in the case of Washington, any Entity in which 80% or more of the voting and equity securities or interests are owned, directly or indirectly, by (A) Dennis Washington and/or his immediate family members and lineal descendants, (B) one or more trusts established for the benefit of any of the Persons described in subclause (A) of this clause (ii) and (C) one or more charitable foundations established by any of the Persons described in subclause (A) of this clause (ii).

“ROFO Period” means the period beginning on the Effective Date and ending on the last day of the ROFR Period.

“ROFR Period” means the period beginning on the Effective Date and ending on the earlier of (i) March 31, 2015, (ii) the date on which the Company is dissolved or liquidated and (iii) the date on which this Agreement is terminated pursuant to Section 5 hereof.

“ROFR Review Date” means each of August 15, 2011, August 15, 2012, August 15, 2013 and August 15, 2014.

“Seaspan Declined Vessels” means, with respect to any Container Investment Opportunity, a number of Container Vessels equal to the excess of (i) the number of Seaspan ROFR Vessels with respect to such Container Investment Opportunity, over (ii) the number of Seaspan Identified Vessels with respect to such Container Investment Opportunity.

“Seaspan ROFR Vessels” means, with respect to any Container Investment Opportunity (i) prior to August 15, 2014, one hundred percent (100%) of the Container Vessels comprising such Container Investment Opportunity and (ii) on or after August 15, 2014, a number of Container Vessels (not to exceed 100% of the Container Vessels comprising such Container Vessel Opportunity) equal to the sum of (x) fifty percent (50%) of the number of Container Vessels comprising such Container Investment Opportunity (the “Base Seaspan ROFR Vessels”) and (y) the number of Net Seaspan True-Up Vessels with respect to such Container Investment Opportunity (if a Net Seaspan True-Up Vessel opportunity is not used by Seaspan for one

Container Investment Opportunity, it may be carried over to subsequent such opportunities until used); provided, however, that, with respect to clause (ii), (A) in the event that any ROFR Notice (or Revised ROFR Notice) relating to such Container Investment Opportunity identifies only one Vessel, the number of Base Seaspan ROFR Vessels with respect to such Container Investment Opportunity shall be one, (B) in the event that any ROFR Notice (or Revised ROFR Notice) with respect to such Container Investment Opportunity identifies an odd number (other than one) of Vessels as the number of Container Vessels comprising such Container Investment Opportunity, the number of Base Seaspan ROFR Vessels with respect to such Container Investment Opportunity will be rounded to the nearest whole number (i.e., 0.5 being rounded up to 1) and (C) if such Container Investment Opportunity involves more than one Container Vessel, the Transaction Committee will, subject to determination of the number of Seaspan ROFR Vessels with respect to such Container Investment Opportunity in accordance with the foregoing provisions of this definition, determine in good faith which particular Container Vessels are to constitute the Seaspan ROFR Vessels with respect to such Container Investment Opportunity, which determination shall be intended to allocate between the relevant Parties on as nearly an equitable basis as possible the Container Vessels by capacity and quality. For purposes of illustration only, Exhibit B hereto sets forth the number of Seaspan ROFR Vessels under certain hypothetical scenarios.

“Services Agreements” means (i) that certain Management Agreement, dated as of the date hereof, by and among the Company, the Initial Operating Company and TML pursuant to which TML will provide to the Initial Operating Company and certain future Subsidiaries of the Company financial and strategic advisory services, (ii) that certain Consulting Services Agreement by and among the Initial Operating Company, Carlyle and the Company, pursuant to which Carlyle will provide to certain Subsidiaries of the Company consulting and advisory services and (iii) that certain Technical and Commercial Management Agreement, among the Initial Operating Company, the Company and SMSL, pursuant to which SMSL will provide to certain Subsidiaries of the Company technical and commercial management services for Container Vessels owned by such Subsidiaries.

“SMSL” means Seaspan Management Services Limited, a company formed under the laws of Bermuda.

“Subsidiary” means, with respect to any Person, any other Person more than 50% of the voting power of which is held, directly or indirectly, by such first Person and/or any of such first Person’s Subsidiaries, or over which such Person either, directly or indirectly, exercises Control (including (i) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“TML” means Tiger Management Limited, a limited liability company formed under the laws of the Cayman Islands.

“Transaction Committee” means the transaction committee of the Board of Directors of the Company, as set forth in the Company’s limited liability company agreement.

“Transfer” means any transfer, conveyance, assignment, pledge, mortgage, charge, hypothecation or other disposition.

“Vessel Purchase Contract” means a letter of intent or definitive contract or other agreement between any Company Group Member, on the one hand, and an unaffiliated third party, on the other hand (which letter of intent, contract or agreement may be subject to conditions precedent), providing for (i) the construction of one or more Container Vessels and the acquisition of such Container Vessels by the Company or one or more of its Subsidiaries upon completion of construction, (ii) the purchase of one or more Container Vessels during construction thereof and the acquisition of such Container Vessels by the Company or one or more of its Subsidiaries upon completion of construction, (iii) the purchase or acquisition of one or more then existing Container Vessels or (iii) any Container Vessel Business Acquisition. A Vessel Purchase Contract shall not contain a covenant of the purchaser not to compete in any business or jurisdiction. For purposes of clarity, option contracts to have constructed or to acquire Container Vessels shall not be deemed to represent a Vessel Purchase Contract (or a Container Investment Opportunity) until such option is proposed to be exercised by the Company, in which case it shall be deemed to represent a Vessel Purchase Contract (and a Container Investment Opportunity) subject to this Agreement.

“Washington ROFR Vessels” means, with respect to any Container Investment Opportunity, a number of Container Vessels (not to exceed 100% of the Seaspan Declined Vessels with respect to such Container Investment Opportunity) equal to the sum of (x) twenty-five percent (25%) of the number of Seaspan Declined Vessels with respect to such Container Investment Opportunity and (y) the number of Net Washington True-Up Vessels with respect to such Container Investment Opportunity (if a Net Washington True-Up Vessel opportunity is not used by Washington for one Container Investment Opportunity, it may be carried over to subsequent opportunity until used); provided, however, that (i) in the event that the number of Seaspan Declined Vessels with respect to any Container Investment Opportunity is less than or equal to three (3), the number of Washington ROFR Vessels with respect to such Container Investment Opportunity shall be one (1), (ii) in the event that the number of Washington ROFR Vessels is a number other than a whole number (other than in the case of clause (i)), the number of Washington ROFR Vessels with respect to such Container Investment Opportunity will be rounded to the nearest whole number (i.e., 0.5 being rounded up to 1), (iii) in the case of the period commencing August 15, 2014, such term shall mean, with respect to any Container Investment Opportunity, the greater of (A) twenty-five percent (25%) of the Seaspan Declined Vessels with respect to such Container Investment Opportunity and (B) twelve and one-half percent (12.5%) of the Container Vessels the subject of such Container Vessel Opportunity, and (iv) if such Container Investment Opportunity involves more than one Container Vessel, the Transaction Committee will, subject to determination of the number of Washington ROFR Vessels with respect to such Container Investment Opportunity in accordance with the foregoing provisions of this definition, determine in good faith which particular Container Vessels are to constitute Washington ROFR Vessels with respect to such Container Investment Opportunity, which determination shall be intended to allocate between the relevant Parties on as nearly an equitable basis as possible the Container Vessels by capacity and quality. For purposes of illustration only, Exhibit B hereto sets forth the number of Washington ROFR Vessels under certain hypothetical scenarios.

(b) Unless the context of this Agreement otherwise requires, (i) any pronoun will include the corresponding masculine, feminine and neuter forms, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section” and “Exhibit” refer to the specified Article, Section or Exhibit, respectively, of this Agreement, (v) the word “including” will mean “including, without limitation”, (vi) the word “or” will be disjunctive but not exclusive, and (vii) “$” will mean U.S. dollars. References to this Agreement will be deemed to include all Exhibits hereto. References to agreements and other documents will be deemed to include all subsequent amendments and other modifications or supplements thereto. References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation. The headings and subheadings of the Sections contained in this Agreement are solely for the purpose of reference and will not affect the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. References to a “determination” by the Transaction Committee shall mean a determination by the voting members of the Transaction Committee.

2. Right of First Refusal.

(a) During the ROFR Period, prior to entering into (or permitting any Subsidiary to enter into) any Vessel Purchase Contract other than in connection with or pursuant to a Container Vessel Business Acquisition (a “Container Investment Opportunity”), the Company will deliver to Seaspan and Washington (i) a written notice (a “ROFR Notice”) relating to such Container Investment Opportunity, which ROFR Notice will include, to the extent applicable, the information set forth on Exhibit A hereto (the “Container Investment Opportunity Terms”), (ii) a copy of a negotiated Vessel Purchase Contract relating to such Container Investment Opportunity, in the form that the Company or its Subsidiary is prepared to execute in connection with such Container Investment Opportunity and which Vessel Purchase Contract reflects the Material Terms set forth in such ROFR Notice (the “Negotiated Vessel Purchase Contract”) and (iii) if the Company has, at such time, completed negotiation of the terms of a Charter or Charters with respect to Vessels subject to such Negotiated Vessel Purchase Contract, which the Company or its Subsidiary is prepared to execute, a copy of such negotiated Charters relating to such Container Investment Opportunity, in the form that the Company or its Subsidiary is prepared to execute in connection with such Container Investment Opportunity and which Charters reflect the Material Terms set forth in such ROFR Notice (each a “Negotiated Charter Contract”). The Negotiated Vessel Purchase Contract and the Negotiated Charter Contracts, if any, relating to such Negotiated Vessel Purchase Contract required to be delivered pursuant to this Section 2(a) are collectively referred to as the “Negotiated Vessel Contracts” with respect to such Container Investment Opportunity.

(b) In the event that (i) within twelve (12) Business Days following the date of receipt by Seaspan of any ROFR Notice (a “Seaspan ROFR Deadline”), Seaspan delivers to the Company and Washington written notice (a “Seaspan Exercise Notice”) stating that Seaspan is exercising its right of first refusal with respect to the Container Investment Opportunity to which such ROFR Notice relates and identifying the number of Seaspan ROFR Vessels (which number shall not exceed the number of Seaspan ROFR Vessels with respect to such Container Investment Opportunity but may be less than the number of Seaspan ROFR Vessels with respect to such

Container Investment Opportunity, as Seaspan may elect) and, if applicable, the particular Seaspan ROFR Vessels that Seaspan intends to purchase (and, if applicable and Seaspan so elects, in its sole discretion, the particular Negotiated Charter Contracts that Seaspan intends to enter into with respect to such Seaspan ROFR Vessels), directly or through any of its Qualified Subsidiaries, in connection with such Container Investment Opportunity (the “Seaspan Identified Vessels”), and (ii) Seaspan (or such Qualified Subsidiary) executes such Negotiated Vessel Purchase Contract (and, to the extent Seaspan so elects, any such Negotiated Charter Contracts) with respect to such Seaspan Identified Vessels and delivers such executed Negotiated Vessel Contracts to the Company (which the Company shall be authorized to deliver to the counterparty or counterparties to such Negotiated Vessel Contracts on Seaspan’s behalf) on or before the later of (A) such Seaspan ROFR Deadline and (B) four (4) Business Days after the date on which such Negotiated Vessel Contracts are delivered to Seaspan by the Company (the “Seaspan Contract Delivery Deadline”), the Company will use commercially reasonable efforts for a period of five (5) Business Days following receipt by the Company of such executed Negotiated Vessel Contracts to cause the counterparty or counterparties to such Negotiated Vessel Contracts to enter into such Negotiated Vessel Contracts with Seaspan or such Qualified Subsidiary and, upon execution of such Negotiated Vessel Purchase Contract by such counterparty, Seaspan or such Qualified Subsidiary will, subject to Section 2(f) below, be entitled to acquire such Seaspan Identified Vessels to the extent provided in such Negotiated Vessel Purchase Contract and to charter such Vessels to the extent provided by any countersigned Negotiated Charter Contract, if applicable; provided, however, that (A) if, despite the exercise of such commercially reasonable efforts by the Company, the counterparty or counterparties to such Negotiated Vessel Contracts refuse or fail to enter into such Negotiated Vessel Contracts with Seaspan or such Qualified Subsidiary during such five (5) Business Day period, the Seaspan Identified Vessels subject to such Negotiated Vessel Purchase Contract shall cease to constitute Seaspan Identified Vessels and (B) Seaspan shall not be permitted to exercise any right of first refusal hereunder unless its board of directors (or a committee thereof to which authority to authorize such transaction has been unconditionally delegated) has approved the acquisition of the Seaspan Identified Vessels on the terms set forth in the ROFR Notice prior to or on the date of the Seaspan Exercise Notice. If the Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts) include both a Vessel Purchase Contract and Charter, (i) Seaspan may condition the execution thereof by Seaspan or its Qualified Subsidiary on acceptance by all counterparties thereto and (ii) if the counterparty refusing or failing to enter into the Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts) is with respect to a Charter, Seaspan may nevertheless, for all purposes relevant herein, elect to acquire such Vessel pursuant to the Negotiated Vessel Purchase Contract (or Revised Vessel Purchase Contract), in which event the Charter shall no longer be treated as part of the Negotiated Vessel Purchase Contract (or Revised Vessel Purchase Contract) for all purposes relevant to this Agreement.

(c) In the event that, in connection with any Container Investment Opportunity, (i) Seaspan does not (A) provide to the Company and Washington a Seaspan Exercise Notice stating that Seaspan is exercising its right of first refusal with respect to all of the Seaspan ROFR Vessels in connection with such Container Investment Opportunity prior to or on the Seaspan ROFR Deadline applicable to such Container Investment Opportunity and (B) execute the applicable Negotiated Vessel Purchase Contract (and, to the extent Seaspan so elects, any such Negotiated Charter Contracts) with respect to such Seaspan Identified Vessels and deliver such Negotiated Vessel Contracts to the Company on or before the applicable Seaspan Contract Delivery Deadline (which the Company shall be authorized to deliver to the counterparty or counterparties to such Negotiated Vessel Contracts on Seaspan’s behalf), (ii) Washington delivers, within fifteen (15) Business Days of the date of receipt by Washington of the applicable ROFR Notice (the “Washington ROFR Deadline”), written notice (a “Washington Exercise Notice”) stating that Washington is exercising its right of first refusal with respect to the Container Investment Opportunity to which such ROFR Notice relates and identifying the number of Washington ROFR Vessels (which number shall not exceed the number of Washington ROFR Vessels with respect to such Container Investment Opportunity but may be less than the number of Washington ROFR Vessels with respect to such Container Investment Opportunity, as Washington may elect) and, if applicable, the particular Washington ROFR Vessels that Washington intends to purchase (and, if applicable and Washington so elects, in its sole discretion, the particular Negotiated Charter Contracts that Washington intends to enter into with respect to such Washington ROFR Vessels), directly or through one of its Qualified Subsidiaries, in connection with such Container Investment Opportunity (the “Washington Identified Vessels”) and (iii) Washington (or such Qualified Subsidiary) executes the applicable Negotiated Vessel Purchase Contract (and, to the extent Washington so elects, any such Negotiated Charter Contracts) with respect to such Washington Identified Vessels and delivers such executed Negotiated Vessel Contracts to the Company (which the Company shall be authorized to deliver to the counterparty or counterparties to such Negotiated Vessel Contracts on Washington’s behalf) on or before the later of (A) such Washington ROFR Deadline and (B) five (5) Business Days after the date on which such Negotiated Vessel Contracts were delivered to Washington by the Company (the “Washington Contract Delivery Deadline”), the Company will use commercially reasonable efforts for a period of five (5) Business Days to cause the counterparty or counterparties to such Negotiated Vessel Contracts to enter into such Negotiated Vessel Contracts with Washington and, upon execution of such Negotiated Vessel Contracts by such counterparty or counterparties, Washington will, subject to Section 2(f) below, be entitled to acquire such Washington Identified Vessels to the extent provided in such Negotiated Vessel Purchase Contract and to charter such Vessels to the extent provided by any countersigned Negotiated Charter Contract, if applicable; provided, however, that (A) if, despite the exercise of such commercially reasonable efforts by the Company, the counterparty or counterparties to such Negotiated Vessel Contracts fail or refuse to not enter into the Negotiated Vessel Contracts with Washington or such Qualified Subsidiary during such five (5) Business Day period, the Washington Identified Vessels subject to such Negotiated Vessel Purchase Contract shall cease to constitute Washington Identified Vessels and (B) Washington shall not be permitted to exercise any right or first refusal hereunder unless Washington’s board of directors (or the equivalent) has approved the acquisition of the Washington Identified Vessels on the terms set forth in the ROFR Notice prior to or on the Washington ROFR Deadline. If the Negotiated Vessel Contracts include both a Vessel Purchase Contract and Charter, (i) Washington may condition its execution thereof on acceptance by all counterparties thereto and (ii) if the counterparty refusing or failing to enter into the Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts) is with respect to a Charter, Washington may nevertheless, for all purposes relevant herein, elect to acquire such Vessel pursuant to the Negotiated Vessel Purchase Contract (or Revised Vessel Purchase Contract), in which event the Charter shall no longer be treated as part of the Negotiated Vessel Purchase Contract (or Revised Vessel Purchase Contract) for all purposes relevant to this Agreement.

(d) Notwithstanding anything in Section 2(c) to the contrary, in the event that, prior to the Washington Contract Delivery Deadline with respect to any Container Investment Opportunity, there is any change to any of the Material Terms of the ROFR Notice provided in connection with such Container Investment Opportunity, whether by reason of variation of the Negotiated Vessel Purchase Contract or any Negotiated Charter Contract from the ROFR Notice or otherwise, then (A) the Company shall promptly deliver to Seaspan and Washington (1) a revised ROFR Notice (a “Revised ROFR Notice”) with respect to such Container Investment Opportunity reflecting such changes and (2) a revised Negotiated Vessel Purchase Contract reflecting the material terms set forth in such Revised ROFR Notice (the “Revised Negotiated Vessel Purchase Contract”) and, to the extent applicable, a revised Negotiated Charter Contract reflecting the material terms set forth in such Revised ROFR Notice (the “Revised Negotiated Charter Contract” and, together with the Revised Negotiated Vessel Purchase Contract, the “Revised Negotiated Vessel Contracts”), (B) Seaspan shall have until the later of (x) four (4) Business Days following receipt of such Revised ROFR Notice and (y) the Seaspan ROFR Deadline (the “Revised Seaspan ROFR Deadline”) to provide the Seaspan Exercise Notice, (C) Seaspan shall have until the later of (x) the Revised Seaspan ROFR Deadline and (y) four (4) Business Days following receipt of any Revised Negotiated Contracts to execute (or, if applicable, cause one of its Qualified Subsidiary to execute) such Revised Negotiated Vessel Contracts as it may elect and deliver any such executed Revised Negotiated Vessel Contracts to the Company (which the Company shall be authorized to deliver to the counterparty or counterparties to such Revised Negotiated Contracts on Seaspan’s behalf), (D) Washington shall have until the later of (x) five (5) Business Days following receipt of such Revised ROFR Notice and (y) the Washington ROFR Deadline (the “Revised Washington ROFR Deadline”) to provide the Washington Exercise Notice and (E) Washington shall have until the later of (x) the Revised Washington ROFR Deadline and (y) five (5) Business Days following receipt of any Revised Negotiated Contracts (the “Revised Washington Contract Delivery Deadline”) to execute (or, if applicable, cause one of its Qualified Subsidiary to execute) such Revised Negotiated Vessel Contracts as it may elect and deliver any such executed Revised Negotiated Vessel Contracts to the Company (which the Company shall be authorized to deliver to the counterparty or counterparties to such Revised Negotiated Vessel Contracts on Washington’s behalf). For the avoidance of doubt, the Company will use commercially reasonable efforts for a period of five (5) Business Days following receipt by the Company of any executed Revised Negotiated Vessel Contracts to cause the counterparty or counterparties to such Revised Negotiated Vessel Contracts to enter into such Negotiated Vessel Contracts with Seaspan or Washington, as applicable (or, if applicable, one of their Qualified Subsidiaries).

(e) Following the later of the Washington ROFR Deadline and the Washington Contract Delivery Deadline (or, if applicable, the later of the Revised Washington ROFR Deadline and the Revised Washington Contract Delivery Deadline) applicable to any Container Investment Opportunity, the Company and/or any of its Subsidiaries will be free to enter into a Vessel Purchase Contract and Charters with respect to, and to purchase or acquire and charter pursuant to such Vessel Purchase Contract and Charters, any or all of the Container Vessels comprising such Container Investment Opportunity, other than such Container Vessels that constitute Seaspan Identified Vessels or Washington Identified Vessels; provided that the Material Terms of such Vessel Purchase Contract and related Charter(s) are the same as the Material Terms of the Negotiated Vessel Contract(s) (or, if applicable, Revised Negotiated Vessel Contract(s)) applicable to such Container Investment Opportunity.

(f) The Company agrees that neither it nor any of its Subsidiaries will acquire any Seaspan Identified Vessel(s) or any Washington Identified Vessel(s) while any Negotiated

Vessel Purchase Contract (or, if applicable, any Revised Negotiated Vessel Purchase Contract) entered into by Seaspan or Washington, as applicable (or, if applicable, one of their Qualified Subsidiaries), with respect to such Seaspan Identified Vessel(s) or Washington Identified Vessel(s), respectively, is still in effect; provided, however, that upon the expiration or valid termination of any such Vessel Purchase Contract, the Company and/or any of its Subsidiaries shall have the right, but not the obligation to acquire any Container Vessels subject to such Vessel Purchase Contract and enter into any related Charters without further compliance with any requirements of this Agreement. For avoidance of doubt, if (x) a Container Vessel Opportunity is presented to Seaspan and Washington and they (or any of their Qualified Subsidiaries) do not or cannot, because of the unwillingness of any of the counterparties, enter into Vessel Purchase Contracts with respect to such Container Vessels, (y) the Company thereafter does not enter into a Vessel Purchase Contract with respect to such Container Vessels or does not consummate the acquisition of such Container Vessels, and (z) either Seaspan or Washington or any of their respective Qualified Subsidiaries thereafter acquires any of such Container Vessels, such acquisition shall not be treated as an exercise of any rights of first refusal under this Agreement.

(g) Notwithstanding anything herein to the contrary, in the event that, in connection with any Container Investment Opportunity, the counterparty to any relevant Negotiated Vessel Contract or Revised Negotiated Vessel Contract informs the Company that such Container Investment Opportunity will not be available unless such Negotiated Vessel Contract or Revised Negotiated Vessel Contract is executed prior to the Washington Contract Delivery Deadline (or, if applicable, the Revised Washington Contract Delivery Deadline) with respect to such Container Investment Opportunity despite the Company’s commercially reasonable efforts to extend the deadline imposed by such counterparty, the Company will have the right to execute a Negotiated Vessel Contract or Revised Negotiated Vessel Contract, as applicable, for all Container Vessels that constitute such Container Investment Opportunity and acquire such Container Vessels pursuant to the applicable Negotiated Vessel Purchase Contract or Revised Negotiated Vessel Purchase Contract and to charter out such Container Vessels pursuant to the applicable Negotiated Charter Contract or Revised Negotiated Charter Contract; provided, however, that if Seaspan or Washington subsequently delivers a Seaspan Exercise Notice or a Washington Exercise Notice, respectively, within the applicable Seaspan ROFR Deadline or Washington ROFR Deadline (or, if applicable, the Revised Seaspan ROFR Deadline or the Revised Washington ROFR Deadline), the Company will assign its rights under, and Seaspan or Washington, as applicable, will assume and agree to perform and discharge its rights under, such Negotiated Vessel Contracts or Revised Negotiated Vessel Contracts with respect to the Seaspan Identified Vessels or the Washington Identified Vessels, as applicable (or, if assignment is not permitted in the case of a Negotiated Vessel Purchase Contract or Revised Negotiated Vessel Purchase Contract, the Company and Seaspan and/or Washington, as applicable, will enter into an agreement providing for the purchase of such Seaspan Identified Vessels or Washington Identified Vessels by Seaspan and Washington, respectively, on the same economic terms and conditions as set forth in the Negotiated Vessel Purchase Contract or Revised Negotiated Vessel Purchase Contract and with the Company being solely responsible for any costs and expenses of the Company that would not otherwise arise in connection with the direct acquisition by Seaspan or Washington of the applicable Vessels (collectively, “Transfer Expenses”) required to transfer, or arising from the transfer of, the Seaspan Identified Vessels or the Washington Identified Vessels and the related Vessel Purchase Contracts to Seaspan or Washington, as applicable). The

Company agrees to cooperate with Seaspan and Washington, and Seaspan and Washington agree to cooperate with the Company, in effecting any such assignment or purchase.

(h) Notwithstanding anything in this Agreement to the contrary, (i) upon closing of the acquisition of any Seaspan Identified Vessels by Seaspan or its Qualified Subsidiaries, Seaspan shall reimburse the Company for a portion of all out-of-pocket expenses (other than any Transfer Expenses) reasonably incurred by the Company and its Subsidiaries in connection with such Container Investment Opportunity prior to the Seaspan Contract Delivery Deadline (or, if applicable, the Revised Seaspan Contract Delivery Deadline) equal to the product of (x) the amount of such out-of-pocket expenses, multiplied by (y) a fraction, the numerator of which is the number of Seaspan Identified Vessels acquired by Seaspan or its Subsidiaries pursuant to such Container Investment Opportunity, and the denominator of which is the total number of Container Vessels that are acquired by the Company, Seaspan, Washington and their respective Subsidiaries pursuant to such Container Investment Opportunity and (ii) upon closing of the acquisition of such Washington Identified Vessels by Washington or its Qualified Subsidiaries, Washington shall reimburse the Company for a portion of all out-of-pocket expenses (other than any Transfer Expenses) reasonably incurred by the Company and its Subsidiaries in connection with such Container Investment Opportunity prior to the Washington Contract Delivery Deadline (or, if applicable, the Revised Washington Contract Delivery Deadline) equal to the product of (x) the amount of such out-of-pocket expenses, multiplied by (y) a fraction, the numerator of which is the number of Washington Identified Vessels acquired by Washington or its Subsidiaries pursuant to such Container Investment Opportunity, and the denominator of which is the total number of Container Vessels that are acquired by the Company, Seaspan, Washington and their respective Subsidiaries pursuant to such Container Investment Opportunity. In no event shall Seaspan or Washington be obligated to reimburse the Company for any fees that may become payable under the Services Agreements (or any similar agreements to which the Company or any of its Affiliates is a party) in connection with the acquisition pursuant to this Agreement of any Container Vessels or any Container Vessel Business by Seaspan, Washington or any of their respective Subsidiaries; provided, however, that the reimbursement obligations of Seaspan and Washington under Section 2(o) will apply to out-of-pocket expenses (other than any Transfer Expenses) paid by the Company or any of its Subsidiaries pursuant to any Service Agreement to the extent incurred in connection with the acquisition of any Container Vessel or Container Vessel Business covered by this Agreement.

(i) During the ROFR Period, prior to entering into (or permitting any Subsidiary to enter into) any letter of intent or definitive contract or other agreement (which letter of intent, contract or agreement may be subject to conditions precedent) providing for any Container Vessel Business Acquisition (a “Container Vessel Business Acquisition Opportunity”), the Company will deliver to Seaspan and Washington (i) a written notice (a “Vessel Business ROFR Notice”) describing the material terms of such Container Vessel Business Acquisition Opportunity (the “Container Vessel Business Acquisition Opportunity Terms”), which Vessel Business ROFR Notice will include, to the extent applicable, the information set forth on Exhibit A hereto, (ii) a copy of a negotiated Vessel Purchase Contract relating to such Container Vessel Business Acquisition Opportunity, in the form that the Company is prepared to execute in connection with such Container Vessel Business Acquisition Opportunity and which Vessel Purchase Contract reflects the material terms set forth in the Vessel Business ROFR Notice (the “Negotiated Vessel Business Purchase Contract”) and (iii) if applicable, a copy of any Negotiated

Charter Contracts with respect to such Container Vessel Business Acquisition Opportunity (together with the Negotiated Vessel Business Purchase Contract, the “Negotiated Vessel Business Contracts”).

(j) In the event that (i) within twelve (12) Business Days following the date of receipt by Seaspan of any Vessel Business ROFR Notice (a “Seaspan Vessel Business ROFR Deadline”), Seaspan delivers to the Company written notice (a “Seaspan Vessel Business Exercise Notice”) stating that Seaspan is exercising its right of first refusal with respect to the Container Vessel Business Acquisition Opportunity to which such Vessel Business ROFR Notice relates and (ii) Seaspan or any of its Qualified Subsidiaries executes such Negotiated Vessel Business Purchase Contract and delivers such Negotiated Vessel Business Purchase Contract to the Company and each counterparty to such Negotiated Vessel Business Purchase Contract on or before the later of (A) such Seaspan Vessel Business ROFR Deadline and (B) ten (10) Business Days after the date on which such Negotiated Vessel Business Purchase Contract was delivered to Seaspan by the Company (the “Seaspan Vessel Business Contract Delivery Deadline”), Seaspan will, subject to Sections 2(l) and 2(m) below, be entitled to complete such Container Vessel Business Acquisition; provided, however, that Seaspan shall not be permitted to exercise its right of first refusal with respect to such Container Vessel Business Acquisition unless its board of directors (or an applicable committee to which authority to authorize such transaction has been unconditionally delegated) has approved such Container Vessel Business Acquisition on the terms set forth in the Vessel Business ROFR Notice prior to or on the date of the Seaspan Vessel Business Exercise Notice.

(k) Notwithstanding anything in Section 2(j) to the contrary, in the event that, prior to the Seaspan Vessel Business ROFR Deadline with respect to any Container Vessel Business Acquisition Opportunity, there is any change to any of the material terms of the Vessel Business ROFR Notice provided in connection with such Container Vessel Business Acquisition Opportunity, whether by reason of variation of the Negotiated Vessel Business Purchase Contract or any Negotiated Vessel Charter Contract from the Vessel Business ROFR Notice or otherwise, then (A) the Company shall promptly deliver to Seaspan (1) a revised Vessel Business ROFR Notice (a “Revised Vessel Business ROFR Notice”) and (2) a revised Negotiated Vessel Business Purchase Contract (the “Revised Negotiated Vessel Business Purchase Contract”) and, to the extent applicable, a Revised Negotiated Vessel Charter Contract (together with the Revised Negotiated Vessel Business Purchase Contract, the “Revised Negotiated Vessel Business Contracts”) with respect to such Container Vessel Business Acquisition Opportunity reflecting such changes and (B) Seaspan shall have until (1) the later of (x) five (5) Business Days following receipt of such Revised Vessel Business ROFR Notice and (y) the Seaspan Vessel Business ROFR Deadline (the “Revised Vessel Business ROFR Deadline”) to provide a Seaspan Vessel Business Exercise Notice, and (2) the later of (x) five (5) Business Days following receipt of any Revised Negotiated Vessel Business Contract and (y) the Seaspan Vessel Business Contract Delivery Deadline (the “Revised Business Contract Delivery Deadline”) to execute such Revised Negotiated Vessel Business Contract and deliver such Revised Negotiated Vessel Business Contract to the Company and each counterparty to such Revised Negotiated Vessel Business Contract.

(l) In the event that, in connection with any Container Vessel Business Acquisition Opportunity, (i) Seaspan does not (A) provide to the Company a Seaspan Business

Vessel Exercise Notice stating that Seaspan is exercising its right of first refusal with respect to such Container Vessel Business Acquisition Opportunity prior to the Seaspan Vessel Business ROFR Deadline or, if applicable, the Revised Vessel Business ROFR Deadline applicable to such Container Vessel Business Acquisition Opportunity and (B) execute the applicable Negotiated Vessel Business Purchase Contract (or Revised Negotiated Business Purchase Contract) and deliver such Negotiated Vessel Business Purchase Contract (or Revised Negotiated Business Purchase Contract) to the Company and each counterparty to such Negotiated Vessel Business Purchase Contract (or Revised Negotiated Business Purchase Contract) on or before the applicable Seaspan Vessel Business Contract Delivery Deadline or, if applicable, Revised Business Contract Delivery Deadline, the Company and/or any of its Subsidiaries will be free to enter into a Vessel Purchase Contract with respect to, and to effect, such Container Vessel Business Acquisition; provided that such Vessel Purchase Contract is in substantially the same form as the applicable Negotiated Vessel Business Purchase Contract (or, if applicable, Revised Negotiated Business Purchase Contract).

(m) The Company agrees that neither it nor any of its Subsidiaries will effect any Container Vessel Business Acquisition while any Vessel Purchase Contract entered into by Seaspan pursuant to this Agreement with respect to such Container Vessel Business Acquisition is still in effect; provided, however, that upon the expiration or termination of any such Vessel Purchase Contract, the Company and/or any of its Subsidiaries shall have the right, but not the obligation, subject to Section 2(l) to effect such Container Vessel Business Acquisition without further compliance with any requirements of this Agreement.

(n) Notwithstanding anything herein to the contrary, in the event that, in connection with any Container Vessel Business Acquisition Opportunity, the counterparty to the relevant Negotiated Vessel Business Purchase Contract informs the Company that such Container Vessel Business Acquisition Opportunity will not be available unless the Negotiated Vessel Business Purchase Contract is executed prior to the Seaspan Vessel Business Contract Delivery Deadline (or, if applicable, Revised Business Contract Delivery Deadline) with respect to such Container Vessel Business Acquisition Opportunity despite the Company’s commercially reasonable efforts to extend the deadline imposed by such counterparty, the Company will have the right to execute a Negotiated Vessel Business Purchase Contract or Revised Negotiated Vessel Business Purchase Contract, as applicable, with respect to such Container Vessel Business Acquisition Opportunity; provided, however, that if Seaspan subsequently delivers a Seaspan Business Vessel Exercise Notice within the applicable Seaspan Vessel Business ROFR Deadline (or, if applicable, Revised Vessel Business ROFR Deadline), the Company will assign its rights under, and Seaspan or its Qualified Subsidiary will assume and agree to perform and discharge its rights under, such Negotiated Vessel Business Purchase Contract or Revised Negotiated Vessel Business Purchase Contract, as applicable, with respect to such Container Vessel Business Acquisition Opportunity (or, if assignment is not permitted, the Company and Seaspan will enter into an agreement providing for the purchase of such Container Vessel Business Acquisition Opportunity by Seaspan or its Qualified Subsidiary on the same economic terms and conditions as set forth in the Negotiated Vessel Business Purchase Contract or Revised Negotiated Vessel Business Purchase Contract, as applicable, and with the Company being solely responsible for any Transfer Expenses of the Company that would not otherwise arise in connection with the completion of the applicable Container Vessel Business Acquisition directly by Seaspan required to, or arising from the transfer of, the Container Vessel Business Acquisition Opportunity and the

related Vessel Purchase Contract to Seaspan). The Company agrees to cooperate with Seaspan, and Seaspan agrees to cooperate with the Company, in effecting any such assignment or purchase.

(o) Notwithstanding anything in this Agreement to the contrary, upon the closing of any Container Vessel Business Acquisition by Seaspan or its Qualified Subsidiary pursuant to this Agreement, Seaspan shall reimburse the Company for all out-of-pocket expenses (other than any Transfer Expenses) reasonably incurred by the Company and its Subsidiaries in connection with such Container Vessel Business Acquisition.

(p) Notwithstanding anything herein to the contrary, the provisions of this Section 2 shall terminate and be of no further force and effect upon termination or expiration of the ROFR Period.

(q) In connection with any Container Investment Opportunity, the Company will provide Seaspan and Washington, as promptly as reasonable practical after receiving a written request from Seaspan or Washington, after delivery of the ROFR Notice or any Revised ROFR Notice relating to such Container Investment Opportunity, with (i) all material written materials prepared by, received from or shared with counterparties to contemplated Vessel Purchase Contracts, financing agreements and Charters in connection with such Container Investment Opportunity (including term sheets related to proposed Charter or financing arrangements and draft agreements, if applicable) and specifically related to the terms of the Container Investment Opportunity subject to such ROFR Notice or Revised ROFR Notice and (ii) any special or subsequent survey in the possession of the Company prepared by a third party with respect to the Vessels subject to such ROFR Notice or Revised ROFR Notice.

3. Right of First Offer.

(a) During the ROFO Period, in the event that the Company or any of its Subsidiaries desires to sell or otherwise Transfer one or more Container Vessels to any Person, other than (i) a sale or Transfer to the Company and/or its Controlled Affiliates or (ii) in connection with an Initial Public Offering or a Company Sale, then, prior to effecting such sale or Transfer, the Company shall deliver a written notice (the “Proposed Sale Notice”) to Seaspan describing in reasonable detail the Container Vessel(s) to be sold or Transferred, related Charter terms (and including a copy of the Charter documents), and any existing financing that may be assumed upon Transfer of the Vessel (and including copies of the related loan documentation); provided, however, that the Company shall not have an obligation to deliver such Proposed Sale Notice if Seaspan or any of its Controlled Affiliates is then in material default or has materially breached any provision of this Agreement or the limited liability company agreement of the Company and, if capable of being cured, such default or breach remains uncured for a period of thirty (30) days following written notice by the Company to Seaspan of such default or breach. Seaspan will have the right, but not the obligation, to deliver an irrevocable written offer (an “Offer”) to the Company on or before the date that is twelve (12) Business Days after the date of receipt of the Proposed Sale Notice (the “ROFO Deadline”) to purchase (or to cause any of its Qualified Subsidiaries to purchase) all, but not less than all, of the Container Vessels described in the Proposed Sale Notice, which Offer shall set forth all material terms and conditions (including the price) on which Seaspan desires to purchase the Container Vessels described in the Proposed

Sale Notice; provided that any Offer shall (A) provide for payment of consideration only in the form of cash in a specific amount set forth in such Offer and payable at the closing of such sale or Transfer, and (B) not contain any conditions to closing other than receipt of any required approval of Governmental Authorities. The Company shall have the right to accept or reject any Offer in its sole and absolute discretion.

(b) If the Company or one of its Subsidiaries receives an Offer in response to a Proposed Sale Notice and, within twelve (12) Business Days of receipt of such Offer, the Company or such Subsidiary provides a written notice to Seaspan accepting such Offer (any such notice, an “Acceptance Notice”), the Company (or its applicable Subsidiary) and Seaspan will use commercially reasonable efforts to consummate the transaction contemplated by the Offer as soon thereafter as reasonably possible, but in any event prior to the twentieth (20th) Business Day following receipt by Seaspan of the Acceptance Notice (such date, as extended as applicable pursuant to the following proviso, being the “Closing Deadline”); provided that, if it is necessary to obtain any approvals of any Governmental Authorities to lawfully consummate such transaction, the Closing Deadline will be extended until the earlier of (i) the fifth (5th) Business Day following receipt of each such approval by a Governmental Authority and (ii) the thirtieth (30th) Business Day after receipt by Seaspan of the Acceptance Notice. If it accepts any such Offer, the Company agrees to reasonably cooperate, at Seaspan’s expense, in obtaining any such Governmental Authority approval, including the prompt making of any filings required thereby.

(c) In the event that (i) the Company does not receive an Offer in response to a Proposed Sale Notice before the applicable ROFO Deadline or (ii) the Company receives an Offer in response to a Proposed Sale Notice that is accepted by the Company (or the applicable Subsidiary of the Company) pursuant to Section 3(b) but Seaspan fails to consummate the transaction contemplated by such Offer prior to the Closing Deadline, the Company and/or its applicable Subsidiary will have the right, in its sole and absolute discretion, to thereafter sell or Transfer the Container Vessel(s) identified in such Proposed Sale Notice to one or more third parties in any transaction or series of related transactions on such terms and conditions as are determined by the Company and/or its applicable Subsidiary in its sole and absolute discretion; provided that such sale or Transfer is consummated within 180 days of the date of such Proposed Sale Notice (or such longer period as shall be necessary to obtain any regulatory or governmental approval required in connection with such sale or Transfer). If any such sale or Transfer of any such Container Vessel is not consummated within such 180-day period (or such longer period as shall be necessary to obtain any regulatory or governmental approval required in connection with such sale or Transfer), neither the Company nor any of its Subsidiaries may Transfer such Container Vessel without first complying again with its obligations under this Section 3.

(d) In the event that the Company receives an Offer in response to a Proposed Sale Notice but does not accept such Offer, the Company and/or its applicable Subsidiary will have the right, in its sole and absolute discretion, to thereafter sell or Transfer the Container Vessel(s) identified in such Proposed Sale Notice to one or more, non-Affiliated third parties in any transaction or series of related transactions; provided that (i) the board of directors of the Company determines in good faith that, considering all of the terms of the transaction, the value of the consideration to be received by the Company in connection with such transaction is, on the whole, greater than the value of the consideration to be received by the Company pursuant to the Offer and (ii) such sale or Transfer is consummated within 180 days of the date of such Proposed

Sale Notice (or such longer period as shall be necessary to obtain any regulatory or governmental approval required in connection with such sale or Transfer). For the purpose of this Section 3(d), the value of any non-cash consideration received by the Company or any of its Subsidiaries in connection with the sale or Transfer of any Container Vessel(s) shall be determined by the Company’s board of directors in good faith. If any such sale or Transfer of any such Container Vessel is not consummated within such 180-day period (or such longer period as shall be necessary to obtain any regulatory or governmental approval required in connection with such sale or Transfer), neither the Company nor any of its Subsidiaries may Transfer such Container Vessel without first complying again with its obligations under this Section 3.

(e) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3 shall terminate and be of no further force and effect upon termination or expiration of the ROFO Period.

4. Responsibility Relating to Container Investment Opportunities. Notwithstanding any provision hereof to the contrary, (i) each of Seaspan and Washington acknowledges that it will make its own investment decisions with respect to any Container Investment Opportunity or any Container Vessel Business Acquisition Opportunity (including, in each case, with respect to any Charters associated therewith) and that the Company, its Subsidiaries and their respective officers, directors, employees, members and Affiliates are not providing any recommendation or advice to Seaspan or Washington in connection with or relating to, or making any representation or warranty to Seaspan or Washington concerning, any Container Investment Opportunity or any Container Vessel Business Acquisition Opportunity (including, in each case, any Charter associated therewith), (ii) Seaspan, Washington and their respective officers, directors, employees, members, stockholders or Affiliates shall have no interest (other than the interest of any member of the Company) in, or any claim against the Company, its Subsidiaries or any of their respective officers, directors, employees, members, stockholders or Affiliates (in their respective capacities as such) in connection with (and such Persons in such capacities shall have no liability to Seaspan, Washington and their respective officers, directors, employees, members, stockholders or Affiliates in any way related to) any Container Investment Opportunity, any Container Vessel Business Acquisition Opportunity or other acquisition of any Container Vessels, Charters or other assets completed by any Party pursuant to or in compliance with the terms of this Agreement, other than in the case of any breach by the Company or any Subsidiary of any of the terms of this Agreement or in the case of fraud by the Company, and (iii) Seaspan and Washington (each, an “Indemnifying Party”) shall each indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors, employees, members, stockholders or affiliates (in their respective capacities as such) from and against any such claim or liability of such Indemnifying Party or such Indemnifying Party’s officers, directors, employees, members, stockholders or Affiliates (it being understood that Seaspan shall not have any obligation in respect of any such claim or liability of Washington or its officers, directors, employees, members, stockholders or Affiliates (other than Seaspan and any Affiliate of Washington that is also an Affiliate of Seaspan), and Washington shall not have any obligation in respect of any such claim or liability of Seaspan or its officers, directors, employees, members, stockholders or Affiliates (other than Washington and its Subsidiaries), provided, however, that such obligation to indemnify shall not apply to the extent of any claim or liability in respect of any breach by the Company or any Subsidiary of any of the terms of this Agreement or in the case of fraud by the Company. Each of the parties hereto acknowledges that Gerry Wang and Graham Porter owe existing fiduciary duties to Seaspan

Corporation and Seaspan Ship Management Ltd., which they shall be entitled to fulfill regardless of this Agreement. This Section 4 shall survive any termination of this Agreement pursuant to Section 5.

5. Termination. This Agreement shall terminate and cease to be of any further force or effect upon the earlier of (i) the Company’s election to terminate, given in writing to Seaspan and Washington at any time after any ROFR Review Date, if, during the period beginning on the date hereof and ending on such ROFR Review Date, Seaspan and/or any of its Qualified Subsidiaries has validly exercised its right to acquire Container Vessels pursuant to Section 2 hereof (which shall include the execution and delivery by Seaspan or any of its Qualified Subsidiaries to the Company of the applicable Negotiated Vessel Contracts (or Revised Negotiated Vessel Contracts) within the applicable time periods set forth in Section 2) with respect to greater than fifty percent (50%) of the Container Vessels comprising all Container Investment Opportunities and Container Vessel Business Acquisition Opportunities during such period (it being understood that, for the purpose of this clause (i), (A) Seaspan shall not be deemed to have exercised its right to acquire any Container Vessel that is subject to Negotiated Vessel Contracts or Revised Negotiated Vessel Contracts that are not executed by the counterparty or counterparties of such Negotiated Vessel Contracts or Revised Negotiated Vessel Contracts within five (5) Business Days of execution of such Negotiated Vessel Contracts or Revised Negotiated Vessel Contracts by Seaspan or that is the subject of an SSW Letter of Intent Failure and (B) the Container Vessels with respect to which Seaspan has exercised its right to purchase will include any Container Vessel with respect to which Washington has exercised its right to purchase under this Agreement if (I) such Container Vessel is subsequently Transferred by Washington or any of its Affiliates (excluding, if applicable, Seaspan and any of its Subsidiaries) to Seaspan or one of its Controlled Affiliates within one year of the delivery of such Container Vessel to Washington or its Affiliate (excluding, if applicable, Seaspan and any of its Subsidiaries) or (II) such Container Vessel is subsequently Transferred by Washington or any of its Affiliates (excluding, if applicable, Seaspan and any of its Subsidiaries) to Seaspan or one of its Controlled Affiliates and, at the time of the delivery of such Container Vessel to Washington, Washington intended to so Transfer such container Vessel to Seaspan and its Controlled Affiliates), in each case, unless otherwise agreed by the Company; provided that the Company’s election to terminate pursuant this clause (i) may not be exercised later than 90 days after receipt of notice from Seaspan that the conditions set forth in this clause (i) have been met, (ii) consummation of an underwritten initial public offering of any equity securities of the Company or any of its Subsidiaries and (iii) consummation of a Company Sale; provided, however, that, (A) upon an initial public offering of the equity securities of a Subsidiary of the Company (an “IPO Subsidiary”), this Agreement shall remain in effect with respect to, and continue to apply to, the Company and its Subsidiaries (other than the IPO Subsidiary and the Subsidiaries of the IPO Subsidiary) but shall terminate with respect to, and cease to apply to, the IPO Subsidiary and the Subsidiaries of the IPO Subsidiary and (B) if a Company Sale shall have occurred that is structured as the sale of the equity securities or assets of a Subsidiary of the Company and, following such Company Sale, the Company remains in existence and continues to hold assets or have the right to cause its members to make capital contributions, this Agreement shall remain in effect, and continue to apply to, the Company but not the Subsidiary that has been sold or the Subsidiaries of such Subsidiary. Notwithstanding anything to the contrary, termination of the ROFR Period shall not terminate rights of Seaspan and Washington in respect of Container Investment Opportunities or Container Vessel Business Acquisition Opportunities in respect of which the ROFR Notice (or Revised ROFR Notice) or Vessel Business ROFR Notice (or Revised

Vessel Business ROFR Notice) was or should have been given prior to such termination, which shall continue to be subject to the terms of this Agreement.

6. Amendment. No amendment, supplement or restatement of any provision of this Agreement will be binding unless it is in writing and signed by the Parties.

7. Non-Contravention. Each Party agrees to perform its obligations and exercise its rights under this Agreement in good faith.

8. Notices. Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. All notices and other communications provided for or permitted hereunder will be deemed to have been duly given and received when delivered by overnight courier or hand delivery, or when sent by electronic mail or fax (receipt confirmed), to the address, email address or fax number set forth below:

(a)	if to the Company:

Greater China Industrial Investments LLC

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, DC 20004

Attention: Cedric Bobo

Fax No.: +1.202.347.1818

with copy, which shall not constitute notice, to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, DC 20004

Attention: Daniel T. Lennon

Fax No.: +1.202.637.2201

and, for so long as Graham Porter and Gerry Wang are members of the Transaction Committee, with copies, which shall not constitute notice, to:

Graham Porter and Gerry Wang

c/o Tiger Ventures Limited

1401 Jardine House

1 Connaught Place

Central Hong Kong

Fax No.: +852.2160.5199

Shearman & Sterling LLP

12/F, Gloucester Tower

The Landmark

15 Queen’s Road Central, Central

Hong Kong, China

Attention: Paul Strecker

Fax No.: +852.2978.8099

(b)	if to Seaspan:

Seaspan Corporation

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Attention: Corporate Secretary

Fax No.: +852.2540.1689

with copies, which shall not constitute notice, to:

Seaspan Ship Management Ltd.

2600 - 200 Granville Street

Vancouver BC V6C 1S4

Attention: Secretary

Fax No.: +1.604.648.9514

Perkins Coie LLP

1120 N.W. Couch Street

Tenth Floor

Portland, OR 97209-4128

Attn: David S. Matheson

Fax No.: +1.503.727.2222

Email: dmatheson@perkinscoie.com

(c)	if to Washington:

Blue Water Commerce, LLC

101 International Drive

P.O. Box 16630

Missoula, MT 59808

Attention: Lawrence R. Simkins

Fax No.: +1.406.523.1399

with a copy, which will not constitute notice, to:

K&L Gates LLP

925 Fourth Avenue

Suite 2900

Seattle, WA 98104

Attention: Stephan Coonrod and Chris Visser

Fax No.: +1.206.623.7022

or to any other address, fax number or individual that the Party designates. Any notice:

(i) if validly delivered on a Business Day, shall be deemed to have been given when delivered or, if delivered on an non-Business Day, shall be deemed to have been given on the next Business Day;

(ii) if validly transmitted by fax before 5:00 p.m. (local time at the place of receipt) on a Business Day, shall be deemed to have been given on that Business Day; and

(iii) if validly transmitted by fax after 5:00 p.m. (local time at the place of receipt) on a Business Day or at any time on any non-Business Day, shall be deemed to have been given on the Business Day after the date of the transmission.

9. No Third Party Rights. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no member, shareholder, partner, director, manager, employee, agent or representative of any Party or any other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

10. No Partnership. Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

11. Severability. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

12. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of laws, whether of the State of Delaware or any other jurisdiction, that would result in the application of the law of any other jurisdiction.

13. Consent to Jurisdiction; Waiver of Jury.

(a) The Parties each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal or state courts of or located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the federal or state courts of or located in the State of Delaware, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in any state or federal court within the State of Delaware and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for giving notices in Section 8. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14. Assignment. Seaspan may assign its rights hereunder with respect to any particular opportunity under this Agreement to any of its Qualified Subsidiaries; provided that Seaspan shall remain jointly and severally liable with any such assignee for performance of its obligations under this Agreement in respect of such opportunity. Washington may assign its rights hereunder with respect to any particular opportunity under this Agreement to any of its Qualified Subsidiaries; provided that Washington shall remain jointly and severally liable with any such assignee for performance of its obligations under this Agreement in respect of such opportunity. Except as otherwise provided herein, no Party may assign any of its rights under this Agreement, in whole or in part, without the prior written consent of the other Parties, which consent may be withheld in their sole discretion.

15. Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any waiver must be in writing and signed by the Party granting such waiver.

16. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous understandings and/or written or oral agreements among them pertaining thereto.

17. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GREATER CHINA INTERMODAL INVESTMENTS LLC

By:	/s/ Cedric Bobo
	Name:	Cedric Bobo
	Title:	Authorized Person

[Signature Page to Right of First Refusal Agreement]

SEASPAN CORPORATION

By:	/s/ Sai W. Chu
	Name:	Sai W. Chu
	Title:	Chief Financial Officer

[Signature Page to Right of First Refusal Agreement]

BLUE WATER COMMERCE, LLC

By:	/s/ Lawrence R. Simkins
	Name:	Lawrence R. Simkins
	Title:	Manager

[Signature Page to Right of First Refusal Agreement]

EXHIBIT A

FORM OF ROFR NOTICE

1. Vessel Terms

a. Ship builder or counterparty

b. Number of ships

c. Container Vessel size(s) and specifications

d. Delivered or Contract Price

e. Payment schedule

f. Estimated delivery date range

g. Estimated pre-delivery expenses

2. Charter Terms

a. Acceptable charter parties

b. Range of daily rates, gross and net

c. Tenor of charter(s)

3. Indicative Financing Terms

a. LTV range

b. Interest Rate/LIBOR spread range

c. Term profile

d. Estimation of cost of funds

e. Any credit enhancements

Note: Information described in items 2 and 3 above to be included in ROFR Notice only to the extent known by the Company at the time of delivery of the ROFR Notice, including on a ship-by-ship basis as applicable.

Exhibit A-1

EXHIBIT B

EXAMPLES OF ROFR CALCULATIONS

ROFR Appendix - Effective Date through August 14, 2014

ROFR Vessels
Seaspan Declined Vessels	25% of Declined Vessels	Maximum Washington ROFR Vessels (1)	Minimum Remainder Vessels for GC Intermodal
1	0.25	1	0
2	0.50	1	1
3	0.75	1	2
4	1.00	1	3
5	1.25	1	4
6	1.50	2	4
7	1.75	2	5
8	2.00	2	6
9	2.25	2	7
10	2.50	3	7
11	2.75	3	8
12	3.00	3	9
13	3.25	3	10
14	3.50	4	10
15	3.75	4	11
16	4.00	4	12
17	4.25	4	13
18	4.50	5	13
19	4.75	5	14
20	5.00	5	15
21	5.25	5	16
22	5.50	6	16
23	5.75	6	17
24	6.00	6	18
25	6.25	6	19
26	6.50	7	19
27	6.75	7	20
28	7.00	7	21
29	7.25	7	22
30	7.50	8	22

(1)	As per the ROFR Agreement, in the event that the number of Seaspan Declined Vessels is less than or equal to three, the number of Washington ROFR Vessels shall be one.
(2)	The table assumes that the number of Net Washington True-Up Vessels is zero.

Exhibit B-1

ROFR Appendix - Final Period (August 15, 2014 - March 31, 2015)

Total Container Vessel Opportunity	50% of Container Vessel Opportunity (1)	Maximum Possible Seaspan ROFR Vessels	Seaspan ROFR Exercised	Seaspan Declined Vessels	25% of Declined Vessels	12.5% of Vessels of a Container Vessel Opportunity	Maximum Washington ROFR Vessels (2)	GC Intermodal Vessels if Washington Exercises Full ROFR
Assumes: Seaspan Exercises ROFR for Full 50% of Container Vessel Opportunity
1	0.5	1	1	0	0	0.13	0	0
2	1.0	1	1	0	0	0.25	1	0
3	1.5	2	2	0	0	0.38	1	0
4	2.0	2	2	0	0	0.50	1	1
5	2.5	3	3	0	0	0.63	1	1
6	3.0	3	3	0	0	0.75	1	2
7	3.5	4	4	0	0	0.88	1	2
8	4.0	4	4	0	0	1.00	1	3
9	4.5	5	5	0	0	1.13	1	3
10	5.0	5	5	0	0	1.25	1	4
11	5.5	6	6	0	0	1.38	1	4
12	6.0	6	6	0	0	1.50	2	4
13	6.5	7	7	0	0	1.63	2	4
14	7.0	7	7	0	0	1.75	2	5
15	7.5	8	8	0	0	1.88	2	5
16	8.0	8	8	0	0	2.00	2	6
17	8.5	9	9	0	0	2.13	2	6
18	9.0	9	9	0	0	2.25	2	7
19	9.5	10	10	0	0	2.38	2	7
20	10.0	10	10	0	0	2.50	3	7
21	10.5	11	11	0	0	2.63	3	7
22	11.0	11	11	0	0	2.75	3	8
23	11.5	12	12	0	0	2.88	3	8
24	12.0	12	12	0	0	3.00	3	9
25	12.5	13	13	0	0	3.13	3	9
26	13.0	13	13	0	0	3.25	3	10
27	13.5	14	14	0	0	3.38	3	10
28	14.0	14	14	0	0	3.50	4	10
29	14.5	15	15	0	0	3.63	4	10
30	15.0	15	15	0	0	3.75	4	11

(1)	For the period from 8/15/14 to 3/31/15 the ROFR is 50% Seaspan.
(2)	Washington receives the greater of 25% of Seaspan Declined Vessels or 12.5% of the vessels subject to a Container Investment Opportunity.
(3)	This table assumes that the number of Net Seaspan True-Up Vessels and the number of Net Washington True-Up Vessels is zero.

Exhibit B-2

ROFR Appendix - Final Period (August 15, 2014 - March 31, 2015)

Total Container Vessel Opportunity	50% of Container Vessel Opportunity (1)	Maximum Possible Seaspan ROFR Vessels	Seaspan ROFR Exercised	Seaspan Declined Vessels	25% of Declined Vessels	12.5% of Vessels of a Container Vessel Opportunity	Maximum Washington ROFR Vessels (2)	GC Intermodal Vessels if Washington Exercises Full ROFR
Assumes: Seaspan Does Not Exercise ROFR
1	0.5	1	0	1	0.25	0.13	1	0
2	1.0	1	0	1	0.25	0.25	1	1
3	1.5	2	0	2	0.50	0.38	1	2
4	2.0	2	0	2	0.50	0.50	1	3
5	2.5	3	0	3	0.75	0.63	1	4
6	3.0	3	0	3	0.75	0.75	1	5
7	3.5	4	0	4	1.00	0.88	1	6
8	4.0	4	0	4	1.00	1.00	1	7
9	4.5	5	0	5	1.25	1.13	1	8
10	5.0	5	0	5	1.25	1.25	1	9
11	5.5	6	0	6	1.50	1.38	2	9
12	6.0	6	0	6	1.50	1.50	2	10
13	6.5	7	0	7	1.75	1.63	2	11
14	7.0	7	0	7	1.75	1.75	2	12
15	7.5	8	0	8	2.00	1.88	2	13
16	8.0	8	0	8	2.00	2.00	2	14
17	8.5	9	0	9	2.25	2.13	2	15
18	9.0	9	0	9	2.25	2.25	2	16
19	9.5	10	0	10	2.50	2.38	3	16
20	10.0	10	0	10	2.50	2.50	3	17
21	10.5	11	0	11	2.75	2.63	3	18
22	11.0	11	0	11	2.75	2.75	3	19
23	11.5	12	0	12	3.00	2.88	3	20
24	12.0	12	0	12	3.00	3.00	3	21
25	12.5	13	0	13	3.25	3.13	3	22
26	13.0	13	0	13	3.25	3.25	3	23
27	13.5	14	0	14	3.50	3.38	4	23
28	14.0	14	0	14	3.50	3.50	4	24
29	14.5	15	0	15	3.75	3.63	4	25
30	15.0	15	0	15	3.75	3.75	4	26

(1)	For the period from 8/15/14 to 3/31/15 the ROFR is 50% Seaspan.
(2)	Washington receives the greater of 25% of Seaspan Declined Vessels or 12.5% of the vessels subject to a Container Investment Opportunity.
(3)	This table assumes that the number of Net Seaspan True-Up Vessels and the number of Net Washington True-Up Vessels is zero.

Hypothetical 20 Container Vessel Example
20	10.0	10	0	10	2.50	2.50	3	17
20	10.0	10	1	9	2.25	2.50	3	16
20	10.0	10	2	8	2.00	2.50	3	15
20	10.0	10	3	7	1.75	2.50	3	14
20	10.0	10	4	6	1.50	2.50	3	13
20	10.0	10	5	5	1.25	2.50	3	12
20	10.0	10	6	4	1.00	2.50	3	11
20	10.0	10	7	3	0.75	2.50	3	10
20	10.0	10	8	2	0.50	2.50	3	9
20	10.0	10	9	1	0.25	2.50	3	8
20	10.0	10	10	0	0.00	2.50	3	7

Exhibit B-3

ROFR Appendix - Net Washington True-Up Vessels

Initial Container Vessel Opportunity				Next Container Vessel Opportunity
ROFR Vessels				ROFR Vessels
Seaspan Declined Vessels	25% of Declined Vessels	Maximum Washington ROFR Vessels (1)	Hypothetical Vessels Not Approved by Counterparty	Seaspan Declined Vessels	Maximum Washington ROFR Vessels	+	Net Washington True-Up Vessels	=	Revised Maximum Washington ROFR Vessels (2)	Minimum Remainder Vessels for GC Intermodal
1	0.25	1	1	1	1		1		1	0
2	0.50	1	1	2	1		1		2	0
3	0.75	1	1	3	1		1		2	1
4	1.00	1	1	4	1		1		2	2
5	1.25	1	1	5	1		1		2	3
6	1.50	2	2	6	2		2		4	2
7	1.75	2	2	7	2		2		4	3
8	2.00	2	2	8	2		2		4	4
9	2.25	2	2	9	2		2		4	5
10	2.50	3	3	10	3		3		6	4
11	2.75	3	3	11	3		3		6	5
12	3.00	3	3	12	3		3		6	6
13	3.25	3	3	13	3		3		6	7
14	3.50	4	4	14	4		4		8	6
15	3.75	4	4	15	4		4		8	7
16	4.00	4	4	16	4		4		8	8
17	4.25	4	4	17	4		4		8	9
18	4.50	5	5	18	5		5		10	8
19	4.75	5	5	19	5		5		10	9
20	5.00	5	5	20	5		5		10	10
21	5.25	5	5	21	5		5		10	11
22	5.50	6	6	22	6		6		12	10
23	5.75	6	6	23	6		6		12	11
24	6.00	6	6	24	6		6		12	12
25	6.25	6	6	25	6		6		12	13
26	6.50	7	7	26	7		7		14	12
27	6.75	7	7	27	7		7		14	13
28	7.00	7	7	28	7		7		14	14
29	7.25	7	7	29	7		7		14	15
30	7.50	8	8	30	8		8		16	14

(1)	As per the ROFR Agreement, in the event that the number of Seaspan Declined Vessels is less than or equal to three, the number of Washington ROFR Vessels shall be one.
(2)	In a scenario where the revised maximum Washington ROFR vessel number exceeds the Seaspan Declined Vessels available to Washington, the incremental Net Washington True-Up Vessel(s) would carry forward to the next Container Vessel Opportunity.
(3)	This table applies only for the time period from the Effective Date to 8/15/14. In the Final Period Washington ROFR Vessels could be higher because Washington has the right to purchase the greater of 25% of Seaspan Declined Vessels or 12.5% of the entire Container Vessel Opportunity.

Exhibit B-4